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                                                                       EXHIBIT 6


                [Letterhead of Sutherland Asbill & Brennan LLP ]




April 26, 2002


Board of Directors
Western Reserve Life Assurance Co. of Ohio
570 Carillon Parkway
St. Petersburg, Florida 33716

Re: WRL Series Life Corporate Account
    File No. 333-57681


Gentlemen:


We hereby consent to the reference to our name under the caption "Legal Matters" in the prospectus filed as part of Post-Effective Amendment No. 9 to the registration statement for WRL Series Life Corporate Account (File No. 333-57681) filed by Western Reserve Life Assurance Co. of Ohio with the Securities and Exchange Commission. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.


Very Truly Yours,



SUTHERLAND ASBILL & BRENNAN LLP



By: /s/ Frederick R. Bellamy
   -------------------------------
     Frederick R. Bellamy, Esq.